Company	Jurisdiction of Incorporation or Formation
Covant Therapeutics Operating, Inc.	United States – Delaware
Genevant Sciences Corporation	Canada
Genevant Sciences GmbH	Switzerland
Genevant Sciences Ltd.	Bermuda
Genevant Sciences, Inc.	United States – Delaware
Immunovant Sciences GmbH	Switzerland
Immunovant Sciences Ltd.	Bermuda
Immunovant, Inc.	United States – Delaware
IMVT Corporation	United States – Delaware
Priovant Holdings, Inc.	United States – Delaware
Priovant Therapeutics, Inc.	United States – Delaware
Pulmovant Sciences, Inc.	United States – Delaware
Pulmovant, Inc.	United States – Delaware
Roivant Sciences GmbH	Switzerland
Roivant Sciences, Inc.	United States – Delaware
Roivant Treasury Holdings, Inc.	United States – Delaware
Roivant Treasury, Inc.	United States – Delaware
Zest Dermatology Holdings, Inc.	United States – Delaware
Zest Dermatology, Inc.	United States – Delaware